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                                                                    EXHIBIT 99.2

                      HEADS OF TERMS DATED APRIL 23, 1998

                                    BETWEEN

                            IMARK TECHNOLOGIES, INC.

                                      AND

                          INTERNATIONAL ADVANCE, INC.



The following outlines the proposed terms of the acquisition of International Advance, Inc. ("Advance") by Imark Technologies, Inc. ("Imark").

Imark is a corporation organized and validly existing under the laws of the State of Delaware. Imark is quoted on the NASDAQ SmallCap market Symbol:MAXX. Imark has an authorized share capital of 20 million shares of common stock and 1 million shares of preferred stock. Currently there are 4,719,470 shares of common stock issued and outstanding and no shares of preferred stock in issue.

Advance is a corporation organized and validly existing under the laws of the State of Delaware. As of the date of completion Advance will have assets comprising $1 million in cash and a 29.9% interest in a UK corporation, Voss Net PLC, a corporation with a current market capitalization of approximately $6 million. Voss Net shares are quoted in the United Kingdom on the Alternative Investment Market ("AIM").

CONSIDERATION

Imark will acquire 100% of the issued and outstanding shares of common stock of Advance for a total consideration of 10,500,000 (ten million five hundred thousand) shares of the common stock of Imark and 1 (one) million shares of redeemable preferred stock of Imark, zero coupon redeemable at $1 per share.

REGISTRATION RIGHTS

Imark will grant "Piggyback" registration rights to the shareholders of Advance.

BOARD REPRESENTATION

Notwithstanding that the existing shareholders of Advance will become the majority shareholders of Imark, it is understood that Advance will appoint 3 (three) new directors to the Board of Imark. Additionally Messrs. Schnipper and Rackley will resign as directors of Imark on completion.
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INCENTIVE STOCK OPINION PLAN

Post completion Imark will adopt a new Incentive Stock Option Plan to incentivize management and employees by granting them an opportunity to have an ownership interest in the future success of Imark.

It is understood between the parties that the present Board of Imark has informally granted options to a number of employees to purchase up to 37,500 (thirty seven thousand five hundred) shares of common stock of Imark in aggregate pursuant to its present Stock Option Plan and that such commitments will be honoured from the new Incentive Stock Option Plan referred to above.

BRIDGE FINANCING

Imark is in urgent need of working capital and Advance will make available the sum of $[50,000] by April [29], 1998 against a suitable loan note.

FUTURE FINANCING

Imark management estimate that the existing Imark business requires a total cash injection of approximately $3 million. Accordingly post completion of the transaction contemplated hereby the new Board of Imark will embark upon a capital raising to secure up to $2 million of new funding.

DUE DILIGENCE

Commencing on the signing hereof the parties will work together to assist each other in their respective due diligence exercises and each will make available to the other, against appropriate confidentially undertakings, such information as is considered necessary or desirable.

TIMING

The proposed acquisition will be consummated within thirty days of the date hereof on completion of appropriate documentation.


Agreed for International Advance, Inc.       Agreed for Imark Technologies, Inc.

/s/ Edward Guinan                            /s/ Robert A. Wiedemer
--------------------------------------       -----------------------------------
By:  Edward Guinan                           By: Robert A. Wiedemer